Exhibit 99.1

Investor Relations

News from Aon

Aon Reports Fourth Quarter and Full Year 2008 Results

•                  Total Revenue was $1.9 billion with Organic Growth in Commissions and Fees of 2%

•                  EPS from Continuing Operations was $0.43

Fourth Quarter Highlights

•                  EPS from continuing operations, excluding certain items, increased 19% to $0.81

•                  Brokerage revenue declined 3% due to an 8% decline from foreign currency translation; Organic growth in commissions and fees of 2%

•                  Brokerage pretax margin was 13.7% and the adjusted pretax margin, excluding certain items, increased 150 basis points to 19.9%

•                  Consulting revenue declined 8% due to a 9% decline from foreign currency translation; Organic growth in commissions and fees of 3%

•                  Consulting pretax margin was 16.1% and the adjusted pretax margin, excluding certain items, increased 180 basis points to 19.0%

•                  Increased total annual savings related to the 2007 restructuring program by $70 million to $370 million, and costs necessary to achieve savings by $100 million to $550 million

•                  Completed merger with Benfield Group, creating an unparalleled reinsurance franchise

CHICAGO, IL — February 6, 2009 - Aon Corporation (NYSE: AOC) today reported results for the fourth quarter and full year ended December 31, 2008.

Net income decreased 95% to $10 million or $0.03 per share, compared to $207 million or $0.64 per share for the prior year quarter, primarily due to an expected $116 million after-tax loss on the disposition of the remaining property and casualty insurance businesses that are now included in discontinued operations, an increase in restructuring-related costs, and costs related to the Benfield merger.  Net income from continuing operations decreased 35% to $123 million or $0.43 per share, compared to $188 million or $0.58 per share for the prior year quarter.  Net income from continuing operations per share, excluding certain items, increased 19% to $0.81 compared to $0.68 for the prior year quarter.  Certain items that impacted fourth quarter results and comparisons with the prior year quarter are detailed in the reconciliation of non-GAAP measures on page 12 of this press release.

“In the fourth quarter, we achieved solid results despite a soft market and very challenging economic environment.  These results reflect the strength of our industry-leading network of global resources and capabilities, and continued progress in each of our key operating metrics.  Organic growth was two percent, adjusted pretax margin increased 120 basis points and adjusted earnings per share from continuing operations increased 19%,” said Greg Case, president and chief executive officer, Aon Corporation.  “We begin 2009 in a position of strength, with a core product portfolio that is now aligned around risk advice and human capital solutions.  Our expense initiatives and restructuring programs are delivering meaningful margin improvement, while concurrently funding significant investments in value-added services and capabilities to support our clients.  Our balance sheet has remained strong, which has provided us with financial flexibility to effectively allocate capital, as is highlighted by the recent merger with Benfield.  All of these actions support our belief in the underlying strength of Aon and our on-going commitment to delivering long-term shareholder value.”

FOURTH QUARTER FINANCIAL SUMMARY

Total revenue decreased 4% to $1.9 billion due to an 8% decline from foreign currency translation, a 2% increase from acquisitions net of dispositions and organic revenue growth in commissions and fees of 2%.  Total expenses increased 1% or $16 million to $1.8 billion, including a $155 million favorable impact from foreign currency translation, partially offset by a $53 million increase in restructuring costs, $46 million of Benfield transaction costs and $42 million of other Benfield expenses.

The fourth quarter includes the operating results of Benfield since the close of the merger on November 28, and reflects $38 million of revenue and $42 million of expenses.  The results of Benfield decreased net income by $0.01 per share in the fourth quarter.

Restructuring expense was $87 million in the fourth quarter compared to $34 million in the prior year quarter.  An analysis of restructuring-related expenses by segment and type for both the 2007 and Benfield restructuring programs are detailed on page 13 of this release.

Restructuring savings in the fourth quarter related to the 2007 restructuring program are estimated at $32 million compared to no material savings in the prior year quarter.  Of the estimated restructuring savings in the fourth quarter, $27 million were related to the Brokerage segment primarily for workforce reduction.  The 2007 restructuring program achieved approximately $78 million of cumulative savings in 2008.  Before any potential reinvestment of savings, the 2007 restructuring program is now expected to deliver cumulative run-rate cost savings of approximately $240-265 million in 2009 and $370 million in 2010, primarily as a result of additional cost savings opportunities to streamline support functions globally.

Although the recently announced Benfield restructuring program is expected to realize significant savings over the next three years, the Company realized no savings from the program in the fourth quarter.  The Company expects the restructuring plan to result in cumulative pretax costs of approximately $185 million over a three-year period, a portion of which will be included in the purchase price allocation.  Before any potential reinvestment of savings, the Benfield restructuring program is expected to deliver cumulative cost savings of $33-41 million in 2009, $84-94 million in 2010 and $122 million in 2011.

Foreign currency translation decreased net income by $0.01 per share compared to the prior year quarter due primarily to fluctuations in the U.S. dollar against most major currencies.

Effective tax rate on continuing operations declined to 28.9% for the fourth quarter compared to 30.6% for the prior year quarter due primarily to reductions in certain statutory tax rates and changes in the geographical distribution of income.

Average diluted shares outstanding were 288 million in the fourth quarter compared to 324 million in the prior year quarter, due primarily to the Company’s share repurchase program.

Discontinued Operations after-tax loss was $113 million or $0.40 per share compared to after-tax income of $19 million or $0.06 per share for the prior year quarter.  Subsequent to the fourth quarter, the Company entered into an agreement to dispose of its property and casualty insurance operations, and the results were classified as held-for-sale and placed into discontinued operations for the quarter.  The after-tax loss in the quarter is primarily due to an expected $116 million loss on disposal of these operations.  Discontinued operations also include the results of Automobile Insurance Specialists (AIS), and for the prior year quarter, include the results of AIS, Combined Insurance Company of America and Sterling Life Insurance.

FOURTH QUARTER SEGMENT REVIEW

Certain noteworthy items impacted revenue, pretax income and pretax margins in the fourth quarter of 2008 and 2007.  The fourth quarter segment reviews provided below include supplemental information related to adjusted pretax income and pretax margin which is described in detail on the “Reconciliation of the Impact of Non-GAAP Measures on Segments and Diluted Earnings Per Share” on page 12 of this press release.

RISK AND INSURANCE BROKERAGE SERVICES

	Fourth Quarter Ended			Less:	Less: Acquisitions,	Organic
(millions) Commissions, Fees, Other	Dec 31, 2008	Dec 31, 2007	% Change	Currency Impact	Divestitures, Other	Revenue Growth
Americas	$642	$650	(1)%	(4)%	—%	3%
U.K.	196	223	(12)	(14)	1	1
EMEA	333	353	(6)	(9)	2	1
Asia Pacific	119	140	(15)	(16)	(2)	3
Reinsurance	247	210	18	(5)	21	2
Sub-Total	$1,537	$1,576	(2)%	(8)%	4%	2%

Investment Income	$44	$51	(14)%
Total Revenue	$1,581	$1,627	(3)%

Risk and Insurance Brokerage Services total revenue decreased 3% to $1.6 billion compared to the prior year quarter due to an 8% unfavorable impact from foreign currency translation and a  14% decline in investment income, partially offset by a 4% increase from acquisitions net of dispositions and 2% organic revenue growth in commissions and fees.  Americas organic revenue increased 3% reflecting solid growth in U.S. Retail and strong growth in Latin America.  U.K. organic revenue increased 1% due primarily to growth in Captives business.  EMEA organic revenue increased 1% due to growth in continental Europe and emerging markets.  Asia Pacific organic revenue increased 3% reflecting solid growth in most Asian markets, partially offset by the impact of certain regulatory changes in Japan.  Reinsurance organic revenue increased 2% due primarily to growth in global facultative and treaty placements, partially offset by soft market conditions.

	Fourth Quarter Ended
(millions)	Dec 31, 2008	Dec 31, 2007	% Change

Revenue	$1,581	$1,627	(3)%
Expenses
Compensation and benefits	934	923	1
Other expenses	426	434	(2)
Total operating expenses	1,360	1,357	—

Operating income	221	270	(18)%
Other (income) expense	4	(6)	N/A
Pretax income	$217	$276	(21)%
Pretax margin	13.7%	17.0%

Pretax income - adjusted	$314	$300	5%

Pretax margin - adjusted	19.9%	18.4%

Total operating expenses for the fourth quarter increased $3 million from the prior year quarter.  The $3 million increase includes a $48 million increase in restructuring costs, $40 million of Benfield operating expenses and $11 million for the previously disclosed reviews under the Foreign Corrupt Practices Act (FCPA) and similar laws in other countries and related compliance initiatives, primarily offset by a $124 million favorable impact from foreign currency translation, $27 million of benefits related to the 2007 restructuring program, and a $33 million benefit due primarily to an increase in U.S. dollar commissions and fees receivable in the U.K. This benefit currently reflects a more favorable ongoing relationship between U.S. dollar revenue and British pound expense, for business placed into the U.K. market.

Fourth quarter pretax income decreased 21% to $217 million.  Adjusting for certain items detailed on page 12 of this press release, pretax income increased 5% or $14 million to $314 million and pretax margin increased 150 basis points to 19.9% versus the prior year quarter due primarily to benefits of the 2007 restructuring program and other operational improvements, partially offset by a $21 million unfavorable impact related to conforming adjustments in certain European countries and a $7 million decline in investment income.

Brokerage results for the fourth quarter include $38 million of revenue and a $2 million pretax loss for Benfield.  Benfield operating results had an unfavorable impact of 60 basis points on adjusted Brokerage pretax margin.

CONSULTING

	Fourth Quarter Ended			Less:	Less: Acquisitions,	Organic
(millions) Commissions, Fees, Other	Dec 31, 2008	Dec 31, 2007	% Change	Currency Impact	Divestitures, Other	Revenue Growth

Services	$289	$313	(8)%	(9)%	(3)%	4%
Outsourcing	52	59	(12)	(10)	2	(4)
Sub-Total	$341	$372	(8)%	(9)%	(2)%	3%

Investment Income	$1	$1	—%
Total Revenue	$342	$373	(8)%

Consulting total revenue decreased 8% to $342 million compared to the prior year quarter due to a 9% unfavorable impact from foreign currency translation, a 2% decrease from acquisitions net of dispositions, partially offset by 3% organic revenue growth in commissions and fees.  Organic revenue in Services increased 4% reflecting growth in retirement and health and benefits consulting.  Organic revenue in Outsourcing declined 4% due to the previously announced termination of a significant outsourcing contract, partially offset by modest growth in benefits outsourcing.

	Fourth Quarter Ended
(millions)	Dec 31, 2008	Dec 31, 2007	% Change

Revenue	$342	$373	(8)%
Expenses
Compensation and benefits	203	219	(7)
Other expenses	84	94	(11)
Total operating expenses	287	313	(8)

Operating income	55	60	(8)%
Other (income) expense	—	—	—
Pretax income	$55	$60	(8)%
Pretax margin	16.1%	16.1%

Pretax income - adjusted	$65	$64	2%

Pretax margin - adjusted	19.0%	17.2%

Compensation and benefits for the fourth quarter decreased 7% or $16 million from the prior year quarter including an $18 million favorable impact from foreign currency translation and benefits related to the 2007 restructuring program, partially offset by a $4 million increase in restructuring costs.  Other expenses decreased 11% or $10 million compared to the prior year quarter including a $7 million favorable impact from foreign currency translation and benefits related to the 2007 restructuring program.

Fourth quarter pretax income decreased 8% to $55 million due to an $8 million decline from foreign currency translation.  Pretax margin was 16.1%, similar to the prior year quarter.  Adjusting for certain items detailed on page 12, pretax income increased 2% to $65 million and the pretax margin increased 180 basis points to 19.0%.

UNALLOCATED INCOME AND EXPENSE

	Fourth Quarter Ended
(millions)	Dec 31, 2008	Dec 31, 2007	% Change

Operating segment income before tax	$272	$336	(19)%
Unallocated investment income	6	11	(45)
Unallocated expenses	(75)	(40)	88
Interest expense	(30)	(36)	(17)
Income from continuing operations before tax	$173	$271	(36)%

Unallocated investment income for the fourth quarter decreased $5 million to $6 million compared to the prior year quarter due primarily to the timing of distributions in certain private equity holdings.  Unallocated expenses increased $35 million to $75 million versus the prior year quarter due primarily to $44 million of hedging costs related to the Benfield transaction.  Interest expense decreased $6 million to $30 million from the prior year quarter due to fluctuations in foreign currency and a decline in average interest rates on outstanding debt.

2008 FULL YEAR SUMMARY

Total revenue for 2008 increased 4% to $7.6 billion with organic revenue growth of 2%. Risk and Insurance Brokerage Services total revenue increased 5% to $6.2 billion with organic revenue growth in commissions and fees of 2%. Consulting total revenue was similar to the prior year with organic revenue growth in commissions and fees of 3%.

Net income for 2008 increased 71% to $1.5 billion compared to $864 million for the prior year.  Net income from continuing operations decreased 6% to $621 million compared to $662 million for the prior year.

EPS for 2008 increased 83% to $4.91 per share compared to $2.69 per share for the prior year.  EPS from continuing operations was $2.06 compared to $2.07 for the prior year.  EPS from continuing operations, excluding certain items, increased 24% to $2.90 compared to $2.33 for the prior year.  Certain items that impacted full year results and comparisons against the prior year are detailed in the reconciliations of the impact of non-GAAP measures on page 12.

During 2008, the Company repurchased approximately 42.6 million shares of common stock for $1.9 billion at an average price of $45.08 per share. As of December 31, 2008, the Company had approximately $850 million of remaining share repurchase authorization.

Conference Call and Webcast Details

The Company will host a conference call on Friday, February 6, 2009 at 7:30 a.m. central time.  Interested parties can listen to the conference call via a live audio webcast at www.aon.com.

About Aon

Aon Corporation (NYSE: AOC) is the leading global provider of risk management services, insurance and reinsurance brokerage, and human capital consulting.  With over 37,000 colleagues worldwide, Aon readily delivers distinctive client value via innovative and effective risk management and workforce productivity solutions. Our industry-leading global resources and technical expertise are delivered locally through more than 500 offices in over 120 countries.  Named the world’s best broker by Euromoney magazine’s 2008 Insurance Survey, Aon also ranked highest on the Business Insurance listing of the world’s largest insurance brokers based on commercial retail, wholesale, reinsurance and personal lines brokerage revenues in 2008. A.M. Best deemed Aon the number one insurance broker based on brokerage revenues in 2007 and 2008, and Aon was voted best insurance intermediary, best reinsurance intermediary, and best employee benefits consulting firm in 2007 and 2008 by the readers of Business Insurance.  For more information on Aon, log onto http://www.aon.com.

Safe Harbor Statement

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: general economic conditions in different countries in which we do business around the world, changes in global equity and fixed income markets that could affect the return on invested assets, fluctuations in exchange and interest rates that could influence revenue and expense, rating agency actions that could affect our ability to borrow funds, funding of our various pension plans, changes in the competitive environment, our ability to implement restructuring initiatives and other initiatives intended to yield cost savings, changes in commercial property and casualty markets and commercial premium rates that could impact revenues, the outcome of inquiries from regulators and investigations related to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws, the impact of investigations brought by U.S. state attorneys general, U.S. state insurance regulators, U.S. federal prosecutors, U.S. federal regulators, and regulatory authorities in the U.K. and other countries, the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions, ERISA class actions, the cost of resolution of other contingent liabilities and loss contingencies, our ability to integrate Benfield successfully and to realize the anticipated benefits of the Benfield merger.  Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is contained in the Company’s filings with the Securities and Exchange Commission.

This press release includes supplemental information related to organic revenue growth and several additional measures including expenses, margins and income per share, that exclude the effects of restructuring charges and certain other noteworthy items that affected results for the comparable periods.  Organic revenue growth excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, investment income, reimbursable expenses and unusual items.  Reconciliation is provided in the attached schedules.  Supplemental organic revenue growth information and additional measures that exclude the effects of the restructuring charges and certain other items do not affect net income or any other GAAP reported amounts.  Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors.  They should be viewed in addition to, not in lieu of, the Company’s Consolidated Summary of Operations.  Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

#

Investor Contact:	Media Contact:
Scott Malchow	David Prosperi
Vice President, Investor Relations	Vice President, Global Public Relations
312-381-3983	312-381-2485

Aon Corporation

Consolidated Summary of Operations (Unaudited)

	Fourth Quarter Ended			Twelve Months Ended
(millions except per share data)	Dec. 31, 2008	Dec. 31, 2007	Percent Change	Dec. 31, 2008	Dec. 31, 2007	Percent Change
Revenue
Commissions, fees and other	$1,873	$1,943	(4)%	$7,366	$7,066	4%
Investment income	51	63	(19)	265	293	(10)
Total revenue	1,924	2,006	(4)	7,631	7,359	4

Expenses
Compensation and benefits	1,153	1,157	—	4,581	4,341	6
Other general expenses	455	496	(8)	1,800	1,712	5
Depreciation and amortization	65	52	25	222	193	15
Total operating expenses	1,673	1,705	(2)	6,603	6,246	6
Operating income	251	301	(17)	1,028	1,113	(8)

Interest expense	30	36	(17)	126	138	(9)
Other (income) expense	48	(6)	N/A	39	(35)	N/A
Income from continuing operations before provision for income tax	173	271	(36)	863	1,010	(15)
Provision for income tax (1)	50	83	(40)	242	348	(30)
Income from continuing operations	123	188	(35)	621	662	(6)

Discontinued operations
Income (loss) from discontinued operations	(184)	77	N/A	1,256	330	281
Provision for (benefit from) income tax (2)	(71)	58	N/A	399	128	212
Income (loss) from discontinued operations	(113)	19	N/A	857	202	324

Net income	$10	$207	(95)%	$1,478	$864	71%

Basic net income (loss) per share:
Continuing operations	$0.45	$0.62	(27)%	$2.18	$2.23	(2)%
Discontinued operations	(0.41)	0.07	N/A	3.00	0.67	348
Net income	$0.04	$0.69	(94)%	$5.18	$2.90	79%

Diluted net income (loss) per share:
Continuing operations	$0.43	$0.58	(26)%	$2.06	$2.07	—%
Discontinued operations	(0.40)	0.06	N/A	2.85	.62	360
Net income	$0.03	$0.64	(95)%	$4.91	$2.69	83%

Weighted average common shares outstanding - diluted	288.1	324.1	(11)%	300.9	323.0	(7)%

(1)

Tax rate from continuing operations is 28.9% and 30.6% for the fourth quarters ended December 31, 2008 and 2007, respectively, and 28.0% and 34.5% for the twelve months ended December 31, 2008 and 2007, respectively.

(2)

Tax rate from discontinued operations is 38.6% and 75.3% for the fourth quarters ended December 31, 2008 and 2007, respectively, and 31.8% and 38.8% for the twelve months ended December 31, 2008 and 2007, respectively.

Aon Corporation

Revenue from Continuing Operations (Unaudited)

	Fourth Quarter Ended
(millions)	Dec. 31, 2008	Dec. 31, 2007	Percent Change	Less: Currency Impact	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (1)

Commissions, Fees and Other
Risk and Insurance Brokerage Services:
Americas	$642	$650	(1)%	(4)%	—%	3%
United Kingdom	196	223	(12)	(14)	1	1
Europe, Middle East & Africa	333	353	(6)	(9)	2	1
Asia Pacific	119	140	(15)	(16)	(2)	3
Reinsurance brokerage and related services	247	210	18	(5)	21	2
Total Risk and Insurance Brokerage Services	1,537	1,576	(2)	(8)	4	2
Consulting:
Consulting services	289	313	(8)	(9)	(3)	4
Outsourcing	52	59	(12)	(10)	2	(4)
Total Consulting	341	372	(8)	(9)	(2)	3
Total Operating Segments	$1,878	$1,948	(4)%	(8)%	2%	2%

Investment Income
Risk and Insurance Brokerage Services	$44	$51	(14)%
Consulting	1	1	—
Total Operating Segments	$45	$52	(13)%

Total Revenue
Risk and Insurance Brokerage Services	$1,581	$1,627	(3)%
Consulting	342	373	(8)
Unallocated	6	11	(45)
Intersegment	(5)	(5)	—
Total	$1,924	$2,006	(4)%

(1)	Organic revenue growth excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items.

Aon Corporation

Revenue from Continuing Operations (Unaudited)

	Twelve Months Ended
(millions)	Dec. 31, 2008	Dec. 31, 2007	Percent Change	Less: Currency Impact	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (1)

Commissions, Fees and Other
Risk and Insurance Brokerage Services:
Americas	$2,280	$2,259	1%	—%	—%	1%
United Kingdom	742	768	(3)	(4)	1	—
Europe, Middle East & Africa	1,521	1,341	13	7	2	4
Asia Pacific	492	483	2	1	(1)	2
Reinsurance brokerage and related services	1,003	901	11	3	7	1
Total Risk and Insurance Brokerage Services	6,038	5,752	5	2	1	2
Consulting:
Consulting services	1,139	1,107	3	—	(2)	5
Outsourcing	214	236	(9)	(2)	—	(7)
Total Consulting	1,353	1,343	1	—	(2)	3
Total Operating Segments	$7,391	$7,095	4%	1%	1%	2%

Investment Income
Risk and Insurance Brokerage Services	$192	$205	(6)%
Consulting	5	9	(44)
Total Operating Segments	$197	$214	(8)%

Total Revenue
Risk and Insurance Brokerage Services	$6,230	$5,957	5%
Consulting	1,358	1,352	—
Unallocated	68	79	(14)
Intersegment	(25)	(29)	(14)
Total	$7,631	$7,359	4%

(1)  Organic revenue growth excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items.

Aon Corporation - Segments (Unaudited)

Risk and Insurance Brokerage Services  - Continuing Operations

	Fourth Quarter Ended			Twelve Months Ended
(millions)	Dec. 31, 2008	Dec. 31, 2007	Percent Change	Dec. 31, 2008	Dec. 31, 2007	Percent Change
Revenue
Commissions, fees and other	$1,537	$1,576	(2)%	$6,038	$5,752	5%
Investment income	44	51	(14)	192	205	(6)
Total revenue	1,581	1,627	(3)	6,230	5,957	5

Expenses
Compensation and benefits	934	923	1	3,707	3,457	7
Other general expenses	426	434	(2)	1,659	1,525	9
Total operating expenses	1,360	1,357	—	5,366	4,982	8

Operating income	221	270	(18)	864	975	(11)
Other (income) expense	4	(6)	N/A	(10)	(35)	(71)
Income before provision for income tax	$217	$276	(21)%	$874	$1,010	(13)%

Pretax income margin	13.7%	17.0%		14.0%	17.0%

Consulting - Continuing Operations

	Fourth Quarter Ended			Twelve Months Ended
(millions)	Dec. 31, 2008	Dec. 31, 2007	Percent Change	Dec. 31, 2008	Dec. 31, 2007	Percent Change
Revenue
Commissions, fees and other	$341	$372	(8)%	$1,353	$1,343	1%
Investment income	1	1	—	5	9	(44)
Total revenue	342	373	(8)	1,358	1,352	—

Expenses
Compensation and benefits	203	219	(7)	815	823	(1)
Other general expenses	84	94	(11)	331	340	(3)
Total operating expenses	287	313	(8)	1,146	1,163	(1)

Operating income	55	60	(8)	212	189	12
Other (income) expense	—	—	—	(1)	—	N/A
Income before provision for income tax	$55	$60	(8)%	$213	$189	13%

Pretax income margin	16.1%	16.1%		15.7%	14.0%

Reconciliation of segment income before provision for income tax to income from continuing operations before provision for income tax:

	Fourth Quarter Ended			Twelve Months Ended
(millions)	Dec. 31, 2008	Dec. 31, 2007	Percent Change	Dec. 31, 2008	Dec. 31, 2007	Percent Change
Segment income before provision for income tax
Risk and Insurance Brokerage Services	$217	$276	(21)%	$874	$1,010	(13)%
Consulting	55	60	(8)	213	189	13
Total segment income before provision for income tax	272	336	(19)	1,087	1,199	(9)
Unallocated investment income	6	11	(45)	68	79	(14)
Unallocated expenses	(75)	(40)	88	(166)	(130)	28
Interest expense	(30)	(36)	(17)	(126)	(138)	(9)
Income from continuing operations before provision for income tax	$173	$271	(36)%	$863	$1,010	(15)%

Pretax income margin	9.0%	13.5%		11.3%	13.7%

Aon Corporation

Reconciliation of the Impact of Non-GAAP Measures on Segments and Diluted Earnings Per Share (Unaudited) (1)

	Fourth Quarter Ended December 31, 2008				Twelve Months Ended December 31, 2008
(millions except per share data)	Risk and Insurance Brokerage Services	Consulting	Unallocated Income & Expense	Total	Risk and Insurance Brokerage Services	Consulting	Unallocated Income & Expense	Total
Revenue as reported	$1,581	$342	$1	$1,924	$6,230	$1,358	$43	$7,631

Income (loss) from continuing operations before provision for income tax - as reported	$217	$55	$(99)	$173	$874	$213	$(224)	$863
Restructuring charges (2005 and 2007 plans)	78	9	—	87	237	17	—	254
Pension curtailment	6	1	1	8	6	1	1	8
Anti-bribery and compliance initiatives	11	—	—	11	42	—	—	42
Benfield costs	2	—	44	46	2	—	50	52
Gain on sale of land	—	—	—	—	(5)	—	—	(5)
Income (loss) from continuing operations before provision for income tax - as adjusted	$314	$65	$(54)	325	$1,156	$231	$(173)	1,214
Provision for income taxes (2)				93				340
Income from continuing operations - as adjusted				$232				$874
Diluted earnings per share from continuing operations - as adjusted				$0.81				$2.90

Weighted average common shares outstanding - diluted				288.1				300.9

Pretax income margins - as adjusted	19.9%	19.0%	N/A	16.9%	18.6%	17.0%	N/A	15.9%

	Fourth Quarter Ended December 31, 2007				Twelve Months Ended December 31, 2007
(millions except per share data)	Risk and Insurance Brokerage Services	Consulting	Unallocated Income & Expense	Total	Risk and Insurance Brokerage Services	Consulting	Unallocated Income & Expense	Total
Revenue as reported	$1,627	$373	$6	$2,006	$5,957	$1,352	$50	$7,359

Income (loss) from continuing operations before provision for income tax - as reported	$276	$60	$(65)	$271	$1,010	$189	$(189)	$1,010
Restructuring charges (2005 and 2007 plans)	30	4	—	34	74	11	—	85
Gain on sale of businesses	(6)	—	—	(6)	(36)	—	—	(36)
Resolution of U.K. balance sheet reconciliation difference	—	—	15	15	—	—	15	15
Reinsurance litigation	—	—	—	—	21	—	—	21
Income (loss) from continuing operations before provision for income tax - as adjusted	$300	$64	$(50)	314	$1,069	$200	$(174)	1,095
Provision for income taxes (2)				93				348
Income from continuing operations - as adjusted				$221				$747
Diluted earnings per share from continuing operations - as adjusted				$0.68				$2.33

Weighted average common shares outstanding - diluted				324.1				323.0

Pretax income margins - as adjusted	18.4%	17.2%	N/A	15.7%	17.9%	14.8%	N/A	14.9%

(1)   Certain noteworthy items impacting revenue and pretax income in 2008 and 2007 are described in this schedule. The revenue, income (loss) from continuing operations before provision for income tax, diluted earnings per share from continuing operations and related margins shown with the caption “as adjusted” are non-GAAP measures.

(2)   Tax rate from continuing operations is 28.6% and 29.6% for the fourth quarters ended December 31, 2008 and 2007, respectively, and 28.0% and 31.8% for the twelve months ended December 31, 2008 and 2007, respectively.

Aon Corporation

2007 Restructuring Plan (Unaudited)

By Type:

	Actual					Estimated
(millions)	2007	Nine Months 2008	4th Quarter 2008	Full Year 2008	Total Incurred to Date	Total
Workforce reduction (Compensation and benefits)	$17	$118	$48	$166	$183	$330
Lease consolidation (Other general expenses)	22	25	13	38	60	134
Asset impairments (Depreciation and amortization)	4	13	5	18	22	45
Other costs associated with restructuring (Other general expenses)	3	9	20	29	32	41
Total restructuring and related expenses	$46	$165	$86	$251	$297	$550

By Segment:

	Actual					Estimated
(millions)	2007	Nine Months 2008	4th Quarter 2008	Full Year 2008	Total Incurred to Date	Total
Risk and Insurance Brokerage Services	$41	$157	$77	$234	$275	$503
Consulting	5	8	9	17	22	47
Total restructuring and related expenses	$46	$165	$86	$251	$297	$550

Benfield Restructuring Plan (Unaudited)

By Type:

	Estimated
(millions)	Purchase Accounting	Non-Purchase Accounting	Total
Workforce reduction (Compensation and benefits)	$74	$52	$126
Lease consolidation (Other general expenses)	28	21	49
Asset impairments (Depreciation and amortization)	—	8	8
Other costs associated with restructuring (Other general expenses)	2	—	2
Total restructuring and related expenses	$104	$81	$185

Aon Corporation

Consolidated Summary of Operations - Reclassified for Discontinued Operations (Unaudited)

	2007					2008
(millions except per share data)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year
Revenue
Commissions, fees and other	$1,702	$1,750	$1,671	$1,943	$7,066	$1,848	$1,889	$1,756	$1,873	$7,366
Investment income	67	88	75	63	293	57	67	90	51	265
Total revenue	1,769	1,838	1,746	2,006	7,359	1,905	1,956	1,846	1,924	7,631

Expenses
Compensation and benefits	1,040	1,097	1,047	1,157	4,341	1,154	1,143	1,131	1,153	4,581
Other general expenses	413	413	390	496	1,712	419	503	423	455	1,800
Depreciation and amortization	47	46	48	52	193	50	58	49	65	222
Total operating expenses	1,500	1,556	1,485	1,705	6,246	1,623	1,704	1,603	1,673	6,603
Operating income	269	282	261	301	1,113	282	252	243	251	1,028

Interest expense	35	34	33	36	138	33	31	32	30	126
Other (income) expense	—	(29)	—	(6)	(35)	(4)	(2)	(3)	48	39
Income from continuing operations before provision for income tax	234	277	228	271	1,010	253	223	214	173	863
Provision for income tax	73	97	95	83	348	76	57	59	50	242
Income from continuing operations	161	180	133	188	662	177	166	155	123	621

Discontinued operations
Income (loss) from discontinued operations	79	91	83	77	330	66	1,431	(57)	(184)	1,256
Provision for (benefit from) income tax	27	31	12	58	128	25	464	(19)	(71)	399
Income (loss) from discontinued operations	52	60	71	19	202	41	967	(38)	(113)	857

Net income	$213	$240	$204	$207	$864	$218	$1,133	$117	$10	$1,478

Basic net income (loss) per share:
Continuing operations	$0.54	$0.61	$0.45	$0.62	$2.23	$0.58	$0.57	$0.57	$0.45	$2.18
Discontinued operations	0.17	0.20	0.24	0.07	0.67	0.14	3.34	(0.14)	(0.41)	3.00
Net income	$0.71	$0.81	$0.69	$0.69	$2.90	$0.72	$3.91	$0.43	$0.04	$5.18

Dilutive net income (loss) per share:
Continuing operations	$0.50	$0.57	$0.42	$0.58	$2.07	$0.55	$0.54	$0.53	$0.43	$2.06
Discontinued operations	0.16	0.18	0.22	0.06	0.62	0.13	3.17	(0.13)	(0.40)	2.85
Net income	$0.66	$0.75	$0.64	$0.64	$2.69	$0.68	$3.71	$0.40	$0.03	$4.91

Weighted average common shares outstanding - diluted	324.4	321.9	321.5	324.1	323.0	319.8	305.3	290.3	288.1	300.9

Aon Corporation

Segments  - Reclassification for Discontinued Operations (Unaudited)

	2007					2008
(millions)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year	1st Quarter	2nd Quarter	3rd Quarter	Nine Months
Revenue
Risk and insurance brokerage services	$1,429	$1,490	$1,411	$1,627	$5,957	$1,566	$1,610	$1,473	$4,649

Consulting	329	325	325	373	1,352	343	336	337	1,016

Unallocated
As reported	23	32	21	13	89	7	18	41	66
Less: reclassification to discontinued operations	(2)	(3)	(3)	(2)	(10)	(2)	(1)	(1)	(4)
As reclassified	21	29	18	11	79	5	17	40	62

Intersegment	(10)	(6)	(8)	(5)	(29)	(9)	(7)	(4)	(20)
Total	$1,769	$1,838	$1,746	$2,006	$7,359	$1,905	$1,956	$1,846	$5,707

Income (loss) before income tax
Risk and insurance brokerage services	$234	$272	$228	$276	$1,010	$238	$231	$188	$657

Consulting	47	44	38	60	189	63	43	52	158

Unallocated
As reported	(48)	(41)	(43)	(68)	(200)	(50)	(52)	(28)	(130)
Less: reclassification to discontinued operations	1	2	5	3	11	2	1	2	5
As reclassified	(47)	(39)	(38)	(65)	(189)	(48)	(51)	(26)	(125)

Total	$234	$277	$228	$271	$1,010	$253	$223	$214	$690

Income from continuing operations before income tax - margins

Risk and insurance brokerage services	16.4%	18.3%	16.2%	17.0%	17.0%	15.2%	14.3%	12.8%	14.1%

Consulting	14.3%	13.5%	11.7%	16.1%	14.0%	18.4%	12.8%	15.4%	15.6%

Total
As reported	13.2%	14.9%	12.8%	13.3%	13.6%	13.2%	11.3%	11.5%	12.0%
As reclassified	13.2%	15.1%	13.1%	13.5%	13.7%	13.3%	11.4%	11.6%	12.1%

Aon Corporation

Property and Casualty Run-off Insurance Operations (Unaudited)

	2007					2008
(millions except per share data)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year
Revenue
Commissions, fees and other	$—	$1	$1	$1	$3	$—	$—	$—	$1	$1
Investment income	2	2	2	1	7	2	1	1	1	5
Total revenue	2	3	3	2	10	2	1	1	2	6

Expenses
Compensation and benefits	2	1	1	2	6	1	2	1	—	4
Other general expenses	1	4	7	3	15	3	—	2	(3)	2
Total operating expenses	3	5	8	5	21	4	2	3	(3)	6
Operating income (loss)	(1)	(2)	(5)	(3)	(11)	(2)	(1)	(2)	5	—

Other expense	—	—	—	—	—	—	—	—	191	191
Loss before benefit from income tax	(1)	(2)	(5)	(3)	(11)	(2)	(1)	(2)	(186)	(191)
Benefit from income tax	—	(1)	(2)	(1)	(4)	(1)	—	—	(73)	(74)
Net loss	$(1)	$(1)	$(3)	$(2)	$(7)	$(1)	$(1)	$(2)	$(113)	$(117)

Basic net loss per share	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.02)	$(0.01)	$—	$(0.01)	$(0.41)	$(0.41)

Dilutive net loss per share	$—	$—	$(0.01)	$—	$(0.02)	$—	$—	$(0.01)	$(0.39)	$(0.39)

Weighted average common shares outstanding - diluted	324.4	321.9	321.5	324.1	323.0	319.8	305.3	290.3	288.1	300.9

Aon Corporation

Condensed Consolidated Statements of Financial Position

	As of
(millions)	Dec. 31, 2008	Dec. 31, 2007 (2)
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$657	$584
Short-term investments	579	1,120
Receivables	1,992	1,993
Fiduciary assets (1)	10,678	9,498
Other current assets	480	276
Assets held for sale	237	4,601
Total Current Assets	14,623	18,072
Goodwill	5,637	4,915
Other intangible assets	779	204
Fixed assets, net	451	497
Long-term investments	342	332
Other non-current assets	1,340	914
TOTAL ASSETS	$23,172	$24,934

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Fiduciary liabilities	$10,678	$9,498
Short-term debt	105	252
Accounts payable and accrued liabilities	1,536	1,413
Other current liabilities	438	293
Liabilities held for sale	142	3,172
Total Current Liabilities	12,899	14,628
Long-term debt	1,872	1,893
Pension, post employment and post retirement liabilities	1,694	1,251
Other non-current liabilities	1,393	941
TOTAL LIABILITIES	17,858	18,713
TOTAL STOCKHOLDERS’ EQUITY	5,314	6,221
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$23,172	$24,934

(1) Includes short-term investments: 2008 - $3,204; 2007 - $3,122.

(2) Certain amounts have been reclassified to conform to the 2008 presentation.